Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated November 7, 2012 FactorShares 2X: S&P500 Bull/USD Bear and are in agreement with the statements contained in paragraph (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, New York

November 7, 2012